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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Input/Output, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Input/Output, Inc., of our report dated February 1, 2001 relating to the consolidated balance sheets of Input/Output, Inc. and subsidiaries as of December 31, 2000, and May 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the seven-month period ended December 31, 2000, and each of the years in the three-year period ended May 31, 2000, and related financial statement schedule, which report appears in the December 31, 2000 transition report on Form 10-K of Input/Output, Inc.

                                                  /s/ KPMG LLP

Houston, Texas
May 15, 2001